                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)(1)



               Specialized Healthcare Products International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   847461 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [ ]  Rule 13d-1(b)

                        [x]  Rule 13d-1(c)

                        [ ]  Rule 13d-1(d)


-----------

            (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.  847461 10 0            13G                          Page 2 of 7 Pages


1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Johnson & Johnson                                         22-1024240
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

                5.          SOLE VOTING POWER                         0
NUMBER OF   --------------------------------------------------------------------
SHARES
BENEFICIALLY          6.          SHARED VOTING POWER                 1,000,000
OWNED BY
EACH        --------------------------------------------------------------------
REPORTING
PERSON WITH           7.          SOLE DISPOSITIVE POWER              0
--------------------------------------------------------------------------------

                        8.          SHARED DISPOSITIVE POWER          1,000,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,000,000
--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No.  847461 10 0            13G                          Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Johnson & Johnson Development Corporation                    22-2007137
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.          SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

            5.          SOLE VOTING POWER                               0
NUMBER OF   --------------------------------------------------------------------
SHARES
BENEFICIALLY            6.   SHARED VOTING POWER                1,000,000
OWNED BY
EACH        --------------------------------------------------------------------
REPORTING
PERSON WITH             7.   SOLE DISPOSITIVE POWER                     0
--------------------------------------------------------------------------------

            8.          SHARED DISPOSITIVE POWER                1,000,000

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,000,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No.  847461 10 0            13G                          Page 4 of 7 Pages

ITEM 1(a).      NAME OF ISSUER:

                Specialized Health Products International, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                585 West 500 South
                Bountiful, UT  84010

ITEM 2(a).      NAME OF PERSON FILING:

                Johnson & Johnson ("J&J")
                Johnson & Johnson Development Corporation ("JJDC")

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                One Johnson & Johnson Plaza
                New Brunswick, NJ  08933

ITEM 2(c).      CITIZENSHIP:

                J&J and JJDC are both New Jersey corporations

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock, $.02 per share

ITEM 2(e).      CUSIP NUMBER:

                847461 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company as defined in Section 8 of the Investment Company Act.

         (e)    [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).

         (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
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CUSIP No.  847461 10 0            13G                          Page 5 of 7 Pages


         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                N/A

ITEM 4.         OWNERSHIP:

         (a)    Amount beneficially owned:

                           J&J                                         1,000,000
                           JJDC                                        1,000,000

         (b)    Percent of class:

                           J&J                                         8.0%
                           JJDC                                        8.0%

         (c)    Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 0

                  (ii)     Shared power to vote or to direct the vote:

                             J&J                                       1,000,000
                             JJDC                                      1,000,000

                  (iii) Sole power to dispose or to direct the disposition of:0

                  (iv) Shared power to dispose or to direct the disposition of:

                              J&J                                      1,000,000
                              JJDC                                     1,000,000

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].


                N/A
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CUSIP No.  847461 10 0            13G                          Page 6 of 7 Pages


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                N/A


ITEM 8.         IDENTIFICATION OF MEMBERS OF THE GROUP:

                N/A

ITEM 9.         NOTICE OF DISSOLUTION OF A GROUP:

                N/A

ITEM 10.        CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No.  847461 10 0            13G                          Page 7 of 7 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    JOHNSON & JOHNSON

Dated:  March 21, 2001              By   /s/ Michael H. Ullmann
     ------------------                  ---------------------------------------
                                         Name:  Michael H. Ullmann
                                         Title:  Secretary



                                     JOHNSON & JOHNSON DEVELOPMENT
                                     CORPORATION

Dated:  March 21, 2001              By   /s/ Eric B. Jung
      ------------------                 ---------------------------------------
                                         Name:  Eric B. Jung
                                         Title:  Secretary